Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Pernix, Cypress and Somaxon, after giving effect to the Cypress and Somaxon acquisitions and adjustments described in the following footnotes, and are intended to reflect the impact of these acquisitions on Pernix.

The unaudited pro forma condensed combined balance sheet reflects the acquisitions of Cypress and Somaxon as if each had been consummated on September 30, 2012 and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by Pernix management. These adjustments are subject to further revision, including due to intangible asset valuations.

The unaudited pro forma condensed combined statement of operations and comprehensive income for the year ended December 31, 2011 combines Pernix’s historical results for the year ended December 31, 2011 with both Cypress’ and Somaxon’s historical results for the year ended December 31, 2011.

The unaudited pro forma condensed combined statement of operations and comprehensive income for the nine months ended September 30, 2012 combines Pernix’s historical results for the nine months ended September 30, 2012 with Cypress’ and Somaxon’s historical results for the nine months ended September 30, 2012.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any potential operational efficiencies, asset dispositions, cost savings or economies of scale that Pernix may achieve with respect to the combined operations. Additionally, the pro forma statements of operations do not include non-recurring charges or credits and the related tax effects which result directly from the transactions. Further, certain reclassifications have been made to Cypress’ and Somaxon’s historical financial statements presented herein to conform to Pernix’s historical presentation.

Pro forma adjustments are necessary to reflect the estimated purchase price, amounts related to Cypress’ and Somaxon’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, along with the amortization expense related to the estimated identifiable intangible assets and stock-based compensation, changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the acquisitions been consummated as of the dates indicated, or that may be achieved in the future. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, further reclassifications may be necessary.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, with Pernix treated as the acquiring entity. Accordingly, consideration paid by Pernix related to the acquisition of Cypress and Somaxon will be allocated to Cypress’ and Somaxon’s respective assets and liabilities, based on their estimated values as of the date of completion of their acquisition. The allocation is dependent upon certain valuations and other studies by Pernix management that have not been finalized. A final determination of the fair value of Cypress’ and Somaxon’s respective assets and liabilities, which has not yet been completed with respect to Cypress and cannot be made prior to closing of the acquisition with respect to Somaxon, will be based on the actual net tangible and intangible assets of Cypress and Somaxon, respectively, that exist as of the date of completion of their acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustment as additional information becomes available upon completion of the determinations described above. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the audited financial statements and unaudited interim financial statements of Pernix, Cypress and Somaxon and the accompanying notes contained therein included elsewhere in this proxy statement/prospectus.

Cypress

On December 31, 2012, Pernix completed the acquisition of Cypress and its subsidiary Hawthorn Pharmaceuticals, Inc., both of which were privately owned branded pharmaceutical companies, which we refer to collectively as Cypress. Pernix paid $52 million in cash, issued 4,427,084 shares of Pernix common stock having an aggregate market value equal to approximately $34.0 million based on the volume-weighted average price per share as reported on the NYSE MKT LLC for the thirty (30) trading days ending November 12, 2012, and agreed to pay up to $6.5 million on December 15, 2013, $4.5 million to be deposited in escrow on December 15, 2013 and $5.0 million in shares of Pernix common stock upon the occurrence of a milestone event, for an aggregate purchase price of up to $102 million. Pernix agreed to file a registration statement on Form S-3 by January 15, 2013 covering a resale of the Pernix common stock issued to the former stockholders of Cypress and thereafter use its commercially reasonable efforts to cause the registration statement to become effective for a period of up to two years. On December 31, 2012, Pernix entered into a $42 million term loan facility bearing variable interest equal to the sum of LIBOR rate plus an applicable margin of 6.50% per annum, which was used to fund a portion of the cash consideration paid in the Cypress acquisition. Subject to certain permitted liens, the obligations under this facility are secured by a first priority perfected security interest in substantially all of the assets of Pernix and its subsidiaries.

Somaxon

On December 10, 2012, Pernix entered into the merger agreement with Somaxon and Acquisition Company pursuant to which Acquisition Company will merge with and into Somaxon with Somaxon surviving as a wholly owned subsidiary of Pernix. Under the terms of the agreement, Somaxon stockholders will receive aggregate consideration equal to $25 million in Pernix common stock.

Pernix Therapeutics Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2012

(in thousands)

	Pernix Historical	Cypress Historical	Cypress Acquisition Pro Forma Adjustments		Pernix Pro Forma Combined	Somaxon Historical	Somaxon Acquisition Pro Forma Adjustments		Pernix Pro Forma Combined as Adjusted
Current assets:
Cash and cash equivalents	$37,037	$4	$(11,790	)(1)	$25,251	$8,156	$—		$33,407
Accounts receivable, net	20,787	9,412	—		30,199	1,290	—		31,489
Inventory, net	6,981	6,196	8,604	(1), (7)	21,781	251	249	(7), (13)	22,281
Deferred income taxes	5,168	890	—		6,058	—	—		6,058
Other current assets	4,034	3,133	75	(1), (3)	7,242	636	—		7,878

Total current assets	74,007	19,635	(3,111)		90,531	10,333	249		101,113
Property and equipment, net	6,961	135	—		7,096	413	—		7,509
Other non-current assets	6,549	275	1,649	(1), (3), (8)	8,473	43	6,593	(13)	15,109
Intangible assets, net	22,545	—	82,200	(1), (8)	104,745	940	25,160	(13), (15)	130,845
Goodwill	2,058	—	32,774	(1)	34,832	—	290	(13)	35,122

Total assets	$112,120	$20,045	$113,512		$245,677	$11,729	$32,292		$289,698

Current liabilities:
Accounts payable	$5,916	$2,928	$1,750	(4)	$10,594	$1,676	$4,275	(14)	$16,545
Accrued liabilities	14,888	7,178	10,772	(1), (5)	32,838	5,408	—		38,246
Current portion of debt	249	—	2,100	(3)	2,349	—	—		2,349
Other current liabilities	6,549	7,680	(4,314	)(1), (5), (6)	9,915	—	—		9,915

Total current liabilities	27,602	17,786	10,308		55,696	7,084	4,275		67,055
Long-term debt	1,440	—	39,900	(3)	41,340	—	—		41,340
Other non-current liabilities:
Other non-current liabilities	—	—	4,400	(1)	4,400	1,985	—		6,385
Deferred income taxes	4,465	—	31,758	(1)	36,223	—	8,893	(13)	45,116

Total liabilities	33,507	17,786	86,366		137,659	9,069	13,168		159,896

Mezzanine equity:
Redeemable common stock	—	—	34,310	(1)	34,310	—	—		34,310

Stockholders’ equity:
Preferred stock	—	30,000	(30,000	)(1)	—	—	—		—
Common stock	290	—	—	(1)	290	1	31	(13)	322
Note receivable—restricted common stock	—	(1,663)	1,663	(1)	—	—	—		—
Additional paid-in capital	56,886	1,663	(1,663	)(1)	56,886	287,576	(261,549	)(13)	82,913
Treasury stock	(3,772)	—	—		(3,772)	—	—		(3,772)
Accumulated other comprehensive income (loss)	3,376	—	—		3,376	—	—		3,376
Accumulated earnings (deficit)	21,833	(27,741)	22,836	(2)	16,928	(284,917)	280,642	(14)	12,653

Total stockholders’ equity	78,613	2,259	(7,164)		73,708	2,660	19,124		95,492

Total liabilities and equity	$112,120	$20,045	$113,512		$245,677	$11,729	$32,292		$289,698

Pernix Therapeutics Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income

For the Nine Months Ended September 30, 2012

(in thousands, except per share amounts)

Pernix Historical	Cypress Historical	Cypress Acquisition Pro Forma Adjustments	Pernix Pro Forma Combined	Somaxon Historical	Somaxon Acquisition Pro Forma Adjustments	Pernix Pro Forma Combined as Adjusted

Net revenues:
Net sales	$43,115	$32,265	$—	$75,380	$7,805	$—	$83,185
License fee revenue	—	—	—	—	420	—	420

Total net revenues	43,115	32,265	—	75,380	8,225	—	83,605

Cost and expenses:
Cost of product sales	15,861	12,805	2,814	(16)	31,480	779	2,547	(9)	34,806
Selling, general and administrative expenses	24,303	18,301	(449	)(18), (20)	42,155	14,276	(111	)(9), (17)	56,320
Research and development expense	512	3,563	394	(20)	4,469	—	—	4,469
Paragraph IV settlement	—	—	—	—	2,000	—	2,000
Loss from operations of the joint venture with SEEK	240	—	—	240	—	—	240
Depreciation and amortization expense	2,320	181	(50	)(16)	2,451	—	39	(17)	2,490

Total costs and expenses	43,236	34,850	2,709	80,795	17,055	2,475	100,325

Income (loss) from operations	(121)	(2,585)	(2,709)	(5,415)	(8,830)	(2,475)	(16,720)

Other income (expense):
Interest income and other, net	—	—	—	—	45	—	45
Interest expense and other, net	(60)	(180)	(2,774	)(10), (11)	(3,014)	—	—	(3,014)

Total other income (expense)	(60)	(180)	(2,774)	(3,014)	45	—	(2,969)

Income (loss) before income taxes	(181)	(2,765)	(5,483)	(8,429)	(8,785)	(2,475)	(19,689)
Income tax provision (benefit)	(170)	(823)	(1,919	)(12)	(2,912)	—	(866	)(12)	(3,778)

Net income (loss)	$(11)	$(1,942)	$(3,564)	$(5,517)	$(8,785)	$(1,609)	$(15,911)
Unrealized gain on securities, net of income tax	2,287	—	—	2,287	—	—	2,287

Comprehensive income (loss)	$2,276	$(1,942)	$(3,564)	$(3,230)	$(8,785)	$(1,609)	$(13,624)

Net income (loss) per common share:
Basic	$(0.00)	—	—	$(0.17)	$(1.39)	—	$(0.45)
Diluted	$(0.00)	—	—	$(0.17)	$(1.39)	—	$(0.45)
Weighted average common shares outstanding:
Basic	27,765	—	4,427	32,192	6,310	3,226	35,418
Diluted	27,765	—	4,427	32,192	(19)	6,310	3,226	35,418	(19)

Pernix Therapeutics Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income

For the Year Ended December 31, 2011

(in thousands, except per share amounts)

Pernix Historical	Cypress Historical	Cypress Acquisition Pro Forma Adjustments	Pernix Pro Forma Combined	Somaxon Historical	Somaxon Acquisition Pro Forma Adjustments	Pernix Pro Forma Combined as Adjusted
Net revenues:
Net sales	$60,607	$53,145	$—	$113,752	$16,155	$—	$129,907
License fee revenue	—	—	—	—	—	—	—

Total net revenues	60,607	53,145	—	113,752	16,155	—	129,907

Cost and expenses:
Cost of product sales	20,536	21,260	3,753	(16)	45,549	2,493	3,396	(9)	51,438
Selling, general and administrative expenses	22,538	23,252	(498	)(20)	45,292	69,758	(536	)(9), (17)	114,514
Research and development expense	922	3,270	498	(20)	4,690	1,296	—	5,986
Loss from operations of the joint venture with SEEK	815	—	—	815	—	—	815
Royalties expense, net	385	—	—	385	—	—	385
Depreciation and amortization expense	2,303	326	(165	)(16)	2,464	—	466	(17)	2,930

Total costs and expenses	47,499	48,108	3,588	99,195	73,547	3,326	176,068

Income (loss) from operations	13,108	5,037	(3,588)	14,557	(57,392)	(3,326)	(46,161)

Other income (expense):
Interest income and other, net	—	—	—	—	52	—	52
Interest expense and other, net	(171)	(924)	(3,203	)(10), (11)	(4,298)	(1,940)	—	(6,238)

Total other income (expense)	(171)	(924)	(3,203)	(4,298)	(1,888)	—	(6,186)

Income (loss) before income taxes	12,937	4,113	(6,791)	10,259	(59,280)	(3,326)	(52,347)
Income tax provision (benefit)	4,589	1,551	(2,377	)(12)	3,763	—	(1,164	)(12)	2,599

Net income (loss)	$8,348	$2,562	$(4,414)	$6,496	$(59,280)	$(2,162)	$(54,946)
Unrealized gain on securities, net of income tax	1,089	—	—	1,089	—	—	1,089

Comprehensive income (loss)	$9,437	$2,562	$(4,414)	$7,585	$(59,280)	$(2,162)	$(53,857)

Net income (loss) per common share:
Basic	$0.35	—	—	$0.23	$(1.27)	—	$(1.74)
Diluted	$0.34	—	—	$0.22	$(1.27)	—	$(1.74)
Weighted average common shares outstanding:
Basic	23,990	—	4,427	28,417	46,541	3,226	31,643
Diluted	24,460	—	4,427	28,887	46,541	3,226	31,643	(19)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	These adjustments reflect the estimated value of consideration paid by Pernix for the Cypress acquisition and to reflect the estimated fair values of assets and liabilities for the Cypress acquisition as of September 30, 2012, in accordance with the acquisition method of accounting. The following table reflects the preliminary allocation of the total purchase price of Cypress to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value (in thousands, except stock price):

Purchase Price(i):
Shares of Pernix common stock issued to Cypress’ stockholders(ii)	4,427
Pernix common stock price	$7.75

Fair value of common stock issued	$34,309
Cash consideration paid to Cypress’ stockholders(iii)	52,000
Fair value of deferred payment	6,300
Cash payment to be placed in escrow	4,500
Contingent milestone payment	4,400
Fair value of put option(i)	3,367

Total purchase price	$104,876
Estimated Fair Value of Liabilities Assumed:
Current liabilities	$6,923
Long-term deferred tax liability(iv)	31,758

Amount attributable to liabilities assumed	$38,681

Total purchase price plus liabilities assumed	$143,557

Estimated Fair Value of Assets Acquired:
Current assets excluding inventory	$13,439
Inventory(v)	14,800
Property and equipment	135
Intangible assets(vi)	82,200
Other non-current assets	209

Amount attributable to assets acquired	$110,783

Goodwill(vii)	$32,774

(i)	Based on the terms of the purchase and sale agreement, consideration paid by Pernix at closing consisted of $52.0 million in cash, $6.3 million of deferred payment and a $4.5 million cash payment to be placed in escrow due within one year from the acquisition date, $34.3 million of common stock of Pernix, a contingent milestone payment at fair value of $4.4 million and put option liability at fair value of $3.4 million (See discussion of put option liability at note 6). The deferred payment amount is based on fair value of a $5.5 million base amount plus a $1.0 million contingent payment in the event that Cypress’ gross sales for 2013 increase by 10% or more over 2012. The total purchase price is based upon the closing price of Pernix common stock on the closing date of the transaction, December 31, 2012.

(ii)	Represents the number of shares of Pernix common stock issued as equity consideration. The number is calculated by dividing $34.0 million by $7.68 (the volume weighted average trading price of Pernix common stock for the 30 trading days prior to November 13, 2012). These shares are presented on the balance sheet as mezzanine equity due to the fact that the common shares contain a cash redemption feature that is not within the control of Pernix.

(iii)	Components of cash consideration funding and adjustments to cash (in thousands):

Total cash consideration for acquisition	$(52,000)
Borrowing on term loan	42,000
Deferred financing cost and bank fees	(1,790)

Pro forma adjustment to cash and cash equivalents	$(11,790)

(iv)	Pernix received carryover tax basis in Cypress’ assets and liabilities because the merger was not a taxable transaction under the Code.

Based upon the preliminary purchase price allocation, a step-up in financial reporting carrying value related to the inventory and the intangible assets acquired from Cypress is expected to result in a Pernix deferred tax liability of approximately $36.2 million, an increase of approximately $31.7 million.

(v)	As of the effective time of the acquisition, inventories are required to be measured at fair value. The estimated step-up is preliminary and could vary materially from the actual step-up calculated after closing. For purposes of the unaudited pro forma condensed combined financial statements, Pernix estimated the fair value of inventory based on estimated percentage of completion of work-in-progress inventory and selling costs left to incur.

(vi)	As of the effective time of the Cypress acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets representing in-process research and development, or IPR&D, intangibles valued at $45.2 million and core technology intangibles valued at $37.0 million. The IPR&D are considered indefinite-lived intangible assets until the completion or abandonment of the associated research and development efforts. Accordingly, during the development period, these assets are not amortized but subject to impairment review. The core technology intangible assets represent developed technology of products approved for sale in the market, which we refer to as marketed products, and have finite useful lives. They are amortized on a straight line basis over a weighted average of 10 years. These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates, or if the above scope of intangible assets is modified. The final valuation is expected to be completed within 12 months from the completion of the acquisition.

(vii)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but tested for impairment on an annual basis or when indications for impairment exists.

2.	Pro forma adjustments to certain components of stockholders’ equity are as follows (in thousands):

Eliminate Cypress’ historical accumulated deficit	$27,741
Accrue estimated transaction costs to be incurred by Cypress(i)	(2,313)
Accrue estimated transaction costs to be incurred by Pernix(i)	(1,492)
Accrue change in control payments to key employees of Cypress(i)	(1,000)
Payment of agent fee of Cypress(i)	(100)

Pro forma adjustments to accumulated deficit	$22,836

(i)	To accrue for estimated transaction costs of $3.8 million related to the acquisition of Cypress not reflected in the financial statements. In addition, adjustments to accrue $1.0 million in change in control payments made to certain key employees of Cypress and $0.1 million in agent fee not reflected in the financial statements have been included. The change in control payments are not contingent on future service requirements. No adjustments have been made to the unaudited pro forma income statement as these costs are non-recurring in nature.

3.	To adjust Pernix’s financial statements for the borrowing of $42 million in principal amount used to fund a portion of the cash consideration of the Cypress acquisition. $2.1 million of the principal will be due within 12 months of issuance date therefore that amount is classified as current liability. Pernix recorded deferred debt issuance costs of $1.7 million and recorded $0.1 million of bank fees to prepaid expenses.

4.	To accrue for the estimated transaction costs of $3.8 million and estimated change in control payments of $1.0 million, offset by payment of $3.0 million of sellers’ expenses as required under the purchase agreement for the acquisition of Cypress. These costs are not included in the pro forma statement of operations as these expenses are non-recurring and are not expected to have a continuing impact on Pernix.

5.	Represents adjustment to extinguish Cypress’ borrowing from line of credit and accrued interest of $7.6 million and $0.03 million respectively. The adjustment is to reflect Pernix’s payment of Cypress’ outstanding indebtedness upon closing of the acquisition as required under the purchase agreement.

6.	To adjust for the fair value of put option to require Pernix to repurchase its common stock issued as consideration to the sellers for the acquisition of Cypress within one year from the acquisition date. The put option allows the sellers of Cypress to sell Pernix common stock received as consideration to Pernix at per share price of 70% of the volume weighted average trading price of Pernix common stock for the 36 trading days prior to November 13, 2012. The $3.4 million fair value of the put option was calculated using a Black-Scholes valuation model with assumptions for the following variables: closing Pernix stock price on the acquisition date; risk-free interest rates; and expected volatility. As the put option provides the sellers of Cypress a cash settlement option, this cash redemption feature is bifurcated from common stock issued as a consideration and classified as current liability.

7.	To adjust acquired inventory to an estimate of fair value. Pernix’s cost of sales will reflect the increased valuation of both Cypress’ and Somaxon’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income.

8.	To adjust intangible assets (including IPR&D intangibles) acquired from Cypress to an estimate of fair value, as follows (in thousands):

Eliminate Cypress’ historical intangible assets	$(66)
Estimated fair value of the IPR&D intangible assets acquired	45,200
Estimated fair value of the core technology intangible assets acquired	37,000

Total	$82,134

9.	To eliminate the historical Somaxon amortization expense of intangible assets included in cost of product sales and selling, general and administrative expenses, and to adjust cost of product sales for the nine months ended September 30, 2012 and the year ended December 31, 2011 to reflect the amortization of the intangible assets recorded in connection with the acquisition of Somaxon.

10.

To record interest expense, at a rate of approximately 9% per annum (estimated at LIBOR rate as of September 30, 2012 plus 6.5%), of $2.6 million for the nine-month period ended September 30, 2012 and $3.7 million for the year ended December 31, 2011 on the borrowing of $42 million in new debt, related to the acquisition of Cypress, and to record amortization of deferred issuance costs and annual administrative fee of approximately $0.3 million for the nine-month period ended September 30, 2012 and $0.4 million for the year ended December 31, 2011. An increase or decrease of 1/8 percent in interest rate would change interest expense by $0.04 million for the nine-month period ended September 30, 2012 and $0.05 million for the year ended December 31, 2011.

11.	To eliminate previous interest expense on Cypress’ historical long-term debt of approximately $0.2 million for the nine months ended September 30, 2012 and $0.9 million for the year ended December 31, 2011.

12.	To adjust the income tax provision for the estimated effects of combining Pernix’s, Cypress’ and Somaxon’s operations and pre-tax pro forma adjustments (which were adjusted for income taxes using the statutory income tax rate of 35%).

13.	These adjustments reflect the estimated value of consideration to be paid by Pernix for the acquisition of Somaxon and to reflect the estimated fair values of assets and liabilities for the acquisition of Somaxon as of September 30, 2012, in accordance with the acquisition method of accounting. The following table reflects the preliminary allocation of the total purchase price of Somaxon to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value (in thousands, except stock price):

Purchase Price(i):
Shares of Pernix common stock to be issued to Somaxon’s stockholders(ii)	3,223
Shares of Pernix common stock to be issued to Somaxon’s stock option holders(ii)	3

Total Pernix common stock to be issued	3,226
Pernix common stock price(i)	$7.75

Fair value of common stock to be issued	$25,000
Fair value of warrants to be assumed(iii)	1,059

Total purchase price	$26,059

Estimated Fair Value of Liabilities Assumed:
Current liabilities	7,084
Long-term deferred tax liability(iv)	8,893
Long-term settlement obligations	1,500
Other non-current liabilities	485

Amount attributable to liabilities assumed	$17,962

Total purchase price plus liabilities assumed	$44,021

Estimated Fair Value of Assets Acquired:
Current assets, excluding inventory	$10,082
Inventory(v)	500
Property and equipment	413
Intangible assets(vi)	26,100
Other non-current assets(vii)	6,636

Amount attributable to assets acquired	$43,731

Goodwill(viii)	$290

Eliminate Somaxon historical additional paid-in capital	$(287,576)
Fair value of common stock to be issued net of $32 par value	24,968
Fair value of Somaxon’s stock warrants to be assumed by Pernix	1,059

Pro forma adjustments to additional paid-in capital	$(261,549)

(i)	Based on the terms of the merger agreement, consideration to be paid by Pernix at closing will consist of 3.2 million shares of common stock with a fair value of $25.0 million, and assumed warrants with a fair value of $1.1 million.

The total preliminary purchase price is based upon the closing price of $7.75 per share of Pernix common stock on December 31, 2012. Under the acquisition method of accounting, the actual purchase price will be determined based on the fair value of Pernix common stock issued on the closing date of the acquisition.

Assuming Pernix issues 3.2 million shares of common stock to consummate the Somaxon acquisition, a 20 percent increase in the closing price of Pernix’s common stock would increase goodwill by approximately $5.3 million and a 20 percent decrease in the closing price of Pernix’s common stock would decrease goodwill by approximately $0.3 million and decrease fair value of the assets by $5.0 million.

(ii)	In determination of number of common stock to issue as stock consideration, Pernix applied an exchange ratio of 0.435 calculated by $25,000,000 divided by (a) the closing price of Pernix common stock on December 31, 2012 divided by (b) the total number of shares of Somaxon common stock outstanding, plus the total number of Somaxon shares issuable upon the exercise or conversion of all outstanding in-the-money options (calculated on a net settlement basis), warrants (calculated on a net settlement basis) and restricted stock units.

(iii)	Represents the fair value consideration for the warrants to purchase Somaxon common stock to be assumed by Pernix and converted into warrants to acquire Pernix common stock. The $1.1 million fair value of the assumed warrants was calculated using a Black-Scholes valuation model with assumptions for the following variables: closing price of Pernix stock on December 31, 2012 (the valuation date); risk-free interest rates; and expected volatility. The assumed warrants are classified as equity.

(iv)	Pernix is expected to receive a carryover tax basis in Somaxon assets and liabilities because the merger is not considered a taxable transaction under the Code. Based upon the preliminary purchase price allocation, a step-up in financial reporting carrying value related to inventory and intangible assets is expected to result in a Pernix long-term deferred tax liability of approximately $8.9 million.

(v)	As of the effective time of the acquisition, inventories are required to be measured at fair value. The estimated step-up is preliminary and could vary materially from the actual step-up calculated after closing. For purposes of the unaudited pro forma condensed combined financial statements, Pernix estimated the fair value of inventory based on finished goods inventory and selling costs left to incur.

(vi)	As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets representing IPR&D intangibles valued at $8.6 million and core technology intangibles valued at $17.5 million. The IPR&D are considered indefinite-lived intangible assets until the completion or abandonment of the associated research and development efforts. Accordingly, during the development period, these assets are not amortized but subject to impairment review. The core technology intangible assets represent developed technology of marketed products and have finite useful lives. They are amortized on a straight line basis over a weighted average of 7 years. These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates, or if the above scope of intangible assets is modified. The final valuation is expected to be completed within 12 months from the completion of the acquisition.

(vii)	Amount includes $6.6 million of non-current deferred tax asset related to realizable net operating loss carryover net of valuation allowance. This estimate is preliminary and subject to final tax studies.

(viii)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but tested for impairment on an annual basis or when the indicator for impairment exists.

14.	Pro forma adjustments to certain components of stockholders’ equity are as follows (in thousands):

Eliminate Somaxon’s historical accumulated deficit	$284,917
Accrue estimated transaction costs to be incurred by Somaxon(i)	(1,650)
Accrue estimated transaction costs to be incurred by Pernix(i)	(565)
Accrue change in control payments to key employees of Somaxon(i)	(2,060)

Pro forma adjustments to accumulated deficit	$280,642

(i)	To accrue for estimated transaction costs of $2.2 million related to the acquisition of Somaxon not reflected in the financial statements. In addition, adjustments to accrue $2.1 million in change in control payments made to certain key employees of Somaxon not reflected in the pro forma financial statements have been included. The change in control payments are not contingent on future service requirements. No adjustments have been made to the unaudited pro forma income statement as these costs are non-recurring in nature.

15.	To adjust intangible assets (including IPR&D intangibles) acquired from Somaxon to an estimate of fair value, as follows (in thousands):

Eliminate Somaxon’s historical intangible assets	$(940)
Estimated fair value of the IPR&D intangible assets acquired	8,600
Estimated fair value of the core technology intangible assets acquired	17,500

Total	$25,160

16.	To adjust amortization expense of intangible assets of Cypress as a result of the estimated fair value recorded at acquisition date. Pernix reversed historical amortization expense recorded in depreciation and amortization expense and recorded amortization expense of intangible assets at estimated fair value to cost of product sales as the intangible assets relate to marketed products.

17.	To reclassify depreciation expense of Somaxon recorded in selling, general and administrative expenses to depreciation and amortization expense to present the financial statements of Pernix and Somaxon in a consistent manner.

18.	To reverse $0.1 million of transaction cost recorded by Pernix related to the Cypress acquisition as of September 30, 2012 as the cost is non-recurring in nature.

19.	The basic and diluted weighted average shares are equivalent due to the fact of pro forma net loss, causing any potentially dilutive securities to be anti-dilutive.

20.	To reclassify salaries and wages of Cypress’ research and development personnel from selling, general and administrative expenses to research and development expense.